Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors The Mosaic Company:

We consent to the incorporation by reference in the registration statement (No. 333-142268, 333-120503, 333-120501, and 333-120878) on Form S-8 of The Mosaic Company of our report dated July 22, 2010, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2010 and 2009, and the related consolidated statements of earnings, equity, and cash flows for each of the fiscal years in the three-year period ended May 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2010, which report is incorporated by reference in the May 31, 2010 annual report on Form 10-K of The Mosaic Company.

/s/ KPMG LLP

Minneapolis, Minnesota

July 22, 2010